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                               EXHIBIT 10(k)(ii)

                                                      September 11, 1997
Stuart P. Litt
215 Scudder Avenue
Northport, NY  11768

Dear Stuart:

         Reference is made to the letter agreement, dated as of June 26, 1996, between you and American Technical Ceramics Corp. (the "Company") which, among other things, sets forth the terms of the restricted stock award program established for you by the Board of Directors of the Company (the "Program"). Pursuant to the Program, through May 15, 1997, you received 18,000 shares of the Common Stock, par value $.01 per share, of the Company ("Common Stock"). Subsequently, we mutually agreed to terminate the monthly 1,000 share awards pursuant to the Program while we discussed alternative structures for the Program.

         On August 19, 1997, the Board of Directors approved certain amendments to the Program. The purpose of this letter is to evidence those amendments and your agreement thereto.

         We hereby agree as follows:

         1. On August 19,1997, you were awarded 2,301 shares of Common Stock, as provided in paragraph 5 below. You will be awarded up to an additional 1,000 shares of Common Stock on the 15th of each month commencing September 15, 1997 through and including September 15, 1998 (or if the 15th of the month is not a business day, on the next succeeding business day), provided you are still actively employed by the Company on such date. The number of shares included in each such award will be subject to adjustment as provided below. The Company will also make payments on your behalf of a portion of your income tax liability in respect of each award as provided below.

         2. The actual number of shares of Common Stock which you will receive in respect of each award and the amount that the Company will pay on your behalf toward your income tax liability in respect of such award shall be determined in accordance with the following formula:

              (a) Calculate the "Adjusted Fair Market Value of the Award" by multiplying the maximum number of shares subject to the award by the lesser (i) the Current Market Price (as hereinafter defined), and (ii) $17.50.

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              (b)  Calculate the "Incremental Value of the Award". The
                   Incremental Value of the Award is the portion of the Adjusted Fair Market Value of the Award which exceeds the product of (i) $7 (the approximate price per share of the Common Stock when the Program commenced), and (ii) the maximum number of shares subject to the award.

              (c) Calculate the portion of your income tax liability in respect of the award which the Company will pay on your behalf (the "Tax Amount") by multiplying the Incremental Value of the Award by .4.

              (d) Calculate the number of the shares included in the award by subtracting from the maximum number of shares which may be included therein (ie. 3,000 shares with respect to the August 19, 1997 award and 1,000 shares with respect to each subsequent award) the quotient obtained by dividing the Tax Amount by the Current Market Price (rounding to the nearest whole share).

         3. For purposes of the foregoing, the Current Market Price shall be the last reported sale price, regular way, of a share of Common Stock on the day the award is made on the stock exchange (including the NASDAQ National Market System) with the largest volume of shares of the Common Stock traded on such day, or, if the Common Stock was not traded on an exchange on such day, the average of the closing bid and asked prices of the Common Stock on such day, or if the Common Stock is not listed for trading on any exchange on any such day, the Current Market Price shall be determined by the Board of Directors of the Company in good faith.

         4. You will be responsible for any income tax liability in excess of the Tax Amount with respect to each award. You may either pay such amount to the Company by check or, at your election and for your benefit, such amounts will be withheld from your salary payments. The foregoing assumes that you will file timely elections under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to each such award and you hereby agree to do so.

         5. The calculation of the Tax Amount and the number of shares which you were awarded in respect of the August 19, 1997 award is as follows:

              (a) ADJUSTED FAIR MARKET VALUE: 3,000 x $16.75 (the closing sale price of the Common Stock on the American Stock Exchange on August 19, 1997) = $50,250.

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              (b)  INCREMENTAL VALUE OF THE AWARD: $50,250 - $21,000 = $29,250.

              (c)  TAX AMOUNT: .4 x $29,250 = $11,700

              (d)  NUMBER OF SHARES: 3,000 - ($11,700/$16.75) = 2,301.

         6. The foregoing supersedes any agreement or understanding you and the Company may have concerning future stock awards under the Program.

         If you are in agreement with the foregoing, please sign a copy of this letter in the space provided below and return it to the undersigned.


                                            AMERICAN TECHNICAL CERAMICS CORP.



                                            By
                                              -------------------------------
                                              Kathleen M. Kelly,
                                              Vice President-Administration



ACCEPTED AND AGREED TO:


--------------------------
Stuart P. Litt


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